SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                              THE MONY GROUP INC.
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:



________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:



________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:



________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:



________________________________________________________________________________
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

April 6, 1999

Dear Shareholder:

It is a pleasure to invite you to attend the 1999 Annual Meeting of Shareholders of The MONY Group Inc. The meeting will be held at the Sheraton New York Hotel and Towers, 811 Seventh Avenue (between 52nd and 53rd Streets), Royal Ballroom A -- 2nd Floor, New York City, on Wednesday, May 26, 1999, at 11:00 a.m., local time. The formal notice of the meeting, the proxy statement, and your proxy card are enclosed in this mailing.

At the meeting, you will be asked to elect directors and ratify the appointment of independent accountants.

Whether or not you plan to attend the Annual Meeting in person, we ask that you execute and return your proxy promptly, using the postage-paid envelope we have provided for your convenience. Also, you may submit your proxy by telephone or over the Internet if you wish. Please see the information included on the Proxy Card in this regard. Submitting your vote at this time will save your Company the cost of additional proxy solicitation.

Thank you for your continued support.

Sincerely,

Michael I. Roth                            Samuel J. Foti
Chairman and Chief Executive Officer       President and Chief Operating Officer

                               THE MONY GROUP INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                   ----------

                                                        1740 Broadway
                                                        New York, New York 10019
                                                        April 6, 1999


To The Shareholders:

The Annual Meeting of Shareholders of The MONY Group Inc. will be held at the Sheraton New York Hotel and Towers, 811 Seventh Avenue (between 52nd and 53rd Streets), Royal Ballroom A -- 2nd Floor, New York City, on Wednesday, May 26, 1999, at 11:00 a.m., local time, to consider and act upon:

     1. Election of five (5) directors for a term of three years, or until their successors are elected and qualified;

     2.   Ratification of the appointment of independent accountants; and

     3. Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record as of the close of business on March 29, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. SHAREHOLDERS ARE REMINDED THAT SHARES CANNOT BE VOTED UNLESS THE SIGNED PROXY CARD IS RETURNED, THE PROXY IS SUBMITTED BY TELEPHONE OR THE INTERNET, THE SHARES ARE VOTED IN PERSON, OR OTHER ARRANGEMENTS ARE MADE TO HAVE THE SHARES REPRESENTED AT THE MEETING.


                                             By Order of the Board of Directors


                                             Thomas J. Conklin
                                             Senior Vice President and Secretary

                                   ----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 26, 1999

                                   ----------

                                  INTRODUCTION

Solicitation of Proxies

This proxy statement is furnished in connection with the solicitation by the Board of Directors of The MONY Group Inc. (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company on Wednesday, May 26, 1999, at 11:00 a.m. at the Sheraton New York Hotel and Towers, 811 Seventh Avenue (between 52nd and 53rd Streets), Royal Ballroom A -- 2nd Floor, New York City, and at any adjournment thereof. The Company's Summary Annual Report for 1998, the Annual Report on Form 10-K for the year ended December 31, 1998 and this proxy material are being sent to shareholders beginning on or about April 6, 1999.

Shares represented by valid proxies will be voted at the Annual Meeting or any adjournment thereof in accordance with each shareholder's directions. Please vote by marking the appropriate boxes, signing, dating and returning the enclosed proxy card. If the card is signed and returned without direction, the shares will be voted as recommended by the Board. Alternatively, a proxy may be submitted by telephone or the Internet. Please follow the instructions on the enclosed proxy card if you wish to submit your proxy in this manner. A proxy may be revoked by a shareholder at any time before its use by filing written notice of revocation, by telephone or over the Internet, by submitting a subsequent proxy to the Secretary of the Company or by voting in person at the meeting.

Outstanding Stock and Voting Rights

The Company's Board of Directors has fixed the close of business on March 29, 1999 as the record date for determining shareholders of record entitled to notice of, and to vote at, the Annual Meeting. On the record date, the Company had outstanding 47,238,156 shares of Common Stock. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name on the books of the Company on the record date on all business to come before the meeting. The presence of one-third of the Company's outstanding common shares in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Provided a quorum is present, directors will be elected by a plurality of the votes validly cast in the election and the vote of a majority of the shares of Common Stock represented in person or by proxy will be sufficient for the transaction of any other business properly brought before the Annual Meeting. Abstentions from voting, including broker non-votes, with respect to shares present at the Annual Meeting in person or by proxy will have no effect in determining whether a quorum is present or on the election of directors, but will have the effect of votes against any business other than the election of directors.

             OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS

Five Percent Shareholders

The Company has no information that any person beneficially owns more than 5% of its outstanding Common Stock except as reported on Schedule 13G filed with the Securities and Exchange Commission by Goldman, Sachs & Co. and certain affiliates pursuant to the Securities Exchange Act of 1934. The following table and notes have been prepared in reliance upon such filing for the nature of ownership and an explanation of overlapping ownership.

                                                 Amount and Nature
        Name and Address of                   of Beneficial Ownership      Percent of
         Beneficial Owner                     Reported on Schedule 13G       Class
        -------------------                   ------------------------     --------
  The Goldman Sachs Group, L.P.
       85 Broad Street
     New York, NY 10004 (1) .................           3,901,111               7.7%

----------

(1) Consists of 3,901,111 shares beneficially owned by Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group"); 2,239,481 shares beneficially owned by GS Mezzanine Partners, L.P.; 1,202,544 shares beneficially owned by GS Mezzanine Partners Offshore, L.P.; 2,239,481 shares beneficially owned by GS Mezzanine Advisors, L.P.; 1,202,544 shares beneficially owned by GS Mezzanine Advisors (Cayman), L.P.; 76,589 shares beneficially owned by Stone Street Fund 1997, L.P.; 37,197 shares beneficially owned by Bridge Street Fund 1997, L.P. and 113,786 shares beneficially owned by Stone Street Asset Corp. Includes an aggregate of 3,555,811 shares issuable upon exercise of currently exercisable warrants held by GS Mezzanine Partners, L.P., GS Mezzanine Partners Offshore, L.P., Stone Street Fund 1997, L.P., and Bridge Street Fund 1997, L.P. (collectively, the "Investors"), pursuant to the Investment Agreement (the "Investment Agreement"), dated as of December 30, 1997, by and among The Mutual Life Insurance Company of New York (now known as MONY Life Insurance Company) ("MONY Life"), MONY Financial Services Corporation (now known as The MONY Group Inc.) and the Investors. GS Group and Goldman Sachs each disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both and (ii) certain investment entities, of which a subsidiary of GS Group or Goldman Sachs is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than GS Group, Goldman Sachs or their affiliates.

Goldman Investment. On December 30, 1997, the Investors entered into the Investment Agreement pursuant to which: (i) the Investors purchased, for $115 million (the "Consideration"), surplus notes (the "MONY Notes") issued by MONY Life with an aggregate principal amount equal to the Consideration, and (ii) the Investors purchased, for $10.0 million, warrants (the "Warrants") to purchase from the Company (after giving effect to the initial public offering) in the aggregate 7.0% of the fully diluted Common Stock as of the first date following such effectiveness on which shares of Common Stock were first issued to policyholders (December 24, 1998) (the "Specified Date"). Pursuant to the terms of the Investment Agreement, the Investors may in certain circumstances elect to exchange the MONY Notes for subordinated notes of the Company (the "Company Subordinated Notes"). If such exchange occurs, the Company will hold one or more surplus notes of MONY Life in an aggregate principal amount equal to the principal amount of the Company Subordinated Notes.

     Standstill Agreement. Pursuant to the Investment Agreement, the Investors, for a period of five years following the Specified Date (the "Standstill Period"), subject to certain exceptions specified in the Investment Agreement, will not, and will cause their subsidiaries and any affiliates that own Warrants or Common Stock that was acquired upon exercise thereof not to, directly or indirectly, acquire, offer to acquire or agree to acquire any outstanding Common Stock other than pursuant to the Warrants or from an Investor or a subsidiary or affiliate of an Investor without the prior written approval of MONY Life. The foregoing provisions will terminate when the Investors and their subsidiaries and affiliates that acquire Warrants or Common Stock upon the exercise thereof own an aggregate number of shares of Common Stock acquired upon exercise of Warrants plus the number of shares of Common Stock issuable upon exercise thereof that is less than 5% of the fully diluted Common Stock. The Company has agreed that, so long as the Investors, their subsidiaries and affiliates are subject to the provisions described in this paragraph, it will not take any action (including, without limitation, adoption of a shareholder rights plan) that would have the effect of imposing more stringent requirements on the Investors, their subsidiaries and affiliates than those contained in the Investment Agreement.

     Voting of Common Stock. The Investors have agreed that, subject to certain exceptions provided in the Investment Agreement, during the Standstill Period the Investors will, and will cause their subsidiaries and affiliates that acquire Common Stock upon exercise of Warrants to, vote all shares of Common Stock acquired upon exercise of Warrants owned by them either, at the option of the Company, in accordance with the recommendation of the Company's Board of Directors or in the same proportion as the holders of Common Stock who are not affiliated with either the Company or the Investors with respect to all matters properly presented for a vote of the holders of the Common Stock. The foregoing requirement will not apply and the Investors and their subsidiaries and affiliates may acquire Common Stock without regard to the restrictions contained in the Investment Agreement described above with respect to certain specified matters, including those that relate to: (i) any merger, consolidation or other business combination involving, or sale, lease, transfer or other disposition of substantially all the assets of, the Company, MONY Life or any Significant Subsidiary (as defined in the Investment Agreement); (ii) the approval of any amendment to the Company's Certificate of Incorporation or By-Laws; (iii) any matter that could result in any decrease in the percentage of the voting power represented by the aggregate voting power of all Common Stock and Common Stock issuable upon exercise of Warrants then owned by the Investors and their subsidiaries and affiliates; and (iv) any other matter (other than the election of directors) that in the good faith judgment of the Investors could adversely affect their interests as significant stockholders of the Company.

     The foregoing provisions shall terminate when the Investors and their subsidiaries and affiliates that acquire Warrants or Common Stock upon the exercise thereof own an aggregate number of shares of Common Stock acquired upon exercise of Warrants plus the number of shares of Common Stock issuable upon exercise thereof that is less than 5% of the fully diluted Common Stock.

     Limitation on Sales of Common Stock and Warrants. The Investors have agreed that until the termination of the Standstill Period, they will not, and will cause their subsidiaries and affiliates that own Warrants or Common Stock that was acquired upon exercise of Warrants not to, sell, transfer or otherwise dispose of any Warrants or Common Stock that was acquired upon exercise of Warrants in a negotiated transaction (which for these purposes does not include an open market sale other than as a result of an offer to sell securities having aggregate voting rights of more than 3% of the voting rights on an as converted basis at any one time): (i) to any Person (as defined in the Investment Agreement) that is engaged in Life Insurance Business (as defined in the Investment Agreement) if, to the knowledge of the transferor, after giving effect to such transaction such Person would own an aggregate number of shares of Common Stock plus the number of shares of Common Stock issuable upon exercise of Warrants that is held by such Person that is equal to 3% or more of the fully diluted Common Stock at the time of such transaction without the prior written consent of the Company, or (ii) to any Person if, to the knowledge of the transferor, after giving effect to such transaction such Person would own an aggregate number of shares of Common Stock plus the number of shares of Common Stock issuable upon exercise of Warrants that is held by such Person that is equal to 5% or more of the fully diluted Common Stock at the time of such transaction without the prior written consent of the Company. The foregoing restriction will not apply to: (i) any transfers between or among the Investors, their subsidiaries and affiliates, or (ii) any widely distributed public underwritten offering. The foregoing provisions will terminate when the Investors and their subsidiaries and affiliates that acquire Warrants or Common Stock upon the exercise thereof own an aggregate number of shares of Common Stock acquired upon exercise of Warrants plus the number of shares of Common Stock issuable upon exercise thereof that is less than 5% of the fully diluted Common Stock.

     Board Representation. Pursuant to the Investment Agreement, the Investors have been granted Board representation rights. The Company has agreed to use its best efforts to cause one of the persons proposed by the Investors to be elected to the Company's Board of Directors.

     The Investors have agreed to not propose any person who: (i) at the time of such proposal is either a member of the board of directors or board of trustees or a senior officer of an entity engaged in the Life Insurance Business, or (ii) is not qualified to serve as a director pursuant to the By-Laws of the Company. The Investors' Board representation rights granted by the Investment Agreement will terminate when the Investors and their subsidiaries and affiliates that acquire Warrants or Common Stock upon the exercise thereof own an aggregate number of shares of Common Stock acquired upon exercise of Warrants plus the number of shares of Common Stock issuable upon exercise thereof that is less than 5% of the fully diluted Common Stock.

     Registration Rights. Pursuant to the Investment Agreement the Company has entered into a registration rights agreement granting to the Investors and their subsidiaries or affiliates certain rights to registration under the Securities Act of 1933, as amended, with respect to the Warrants and all shares of Common Stock issuable upon exercise thereof (the "Registration Rights Agreement"). Subject to certain limitations, the Registration Rights Agreement provides that the Investors and their subsidiaries and affiliates have the right to make three demand registration requests ("Demand Registrations") of the Company and can make an unlimited number of requests for piggyback registrations (each, a "Piggyback Registration"). A Piggyback Registration will not relieve the Company of its obligations to effect Demand Registrations. The Company has agreed to pay all expenses with respect to any Demand Registration or Piggyback Registration other than any underwriting discounts and commissions and any transfer taxes, if any, attributable to the sale by an Investor or any of their subsidiaries or affiliates of any securities so registered.

Directors and Executive Officers

Under the Plan of Reorganization (the "Plan of Reorganization") of MONY Life, all of the Company's directors and corporate officers and their family members and spouses are restricted, except under very limited circumstances, from acquiring any securities of the Company until November 11, 2000. As of March 29, 1999 the Company's directors and the executive officers as a group beneficially owned 5,793 shares (constituting less than 1%) of the Company's Common Stock outstanding.

Consistent with rules promulgated by the New York State Superintendent of Insurance, no director or corporate officer of the Company may acquire any securities of the Company except (i) pursuant to the acquisition of stock through the exercise of options granted pursuant to the Company's Stock Incentive Plan, commencing on the first anniversary following the effective date of the Plan of Reorganization, which occurred on November 16, 1998, (ii) from a registered broker dealer in ordinary brokerage transactions at the quoted prices on the date of purchase, commencing on the second anniversary following the initial public offering, which occurred on November 11, 1998 and (iii) as consideration for the extinguishment of their membership interests as policyholders in the predecessor to MONY Life, The Mutual Life Insurance Company of New York.

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 29, 1999 by each director and director nominee and the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company who served in such capacities as of December 31, 1998 (the "named executive officers") and by all directors and executive officers as a group.

            Name and Address of                                      Amount and Nature of         Percent
             Beneficial Owner                                        Beneficial Ownership        of Class
             ----------------                                        --------------------        --------
     Claude M. Ballard (1) ........................................              0                    *
     Tom H. Barrett ...............................................              0                    *
     David L. Call ................................................              0                    *
     Richard Daddario (2) .........................................             84                    *
     G. Robert Durham .............................................             77                    *
     James B. Farley ..............................................              0                    *
     Samuel J. Foti (3) ...........................................            587                    *
     Robert Holland, Jr. (4) ......................................            167                    *
     James L. Johnson .............................................             23                    *
     Robert R. Kiley ..............................................              0                    *
     Kenneth M. Levine ............................................            157                    *
     John R. Meyer ................................................              0                    *
     Jane C. Pfeiffer .............................................             11                    *
     Michael I. Roth (5) ..........................................            435                    *
     Thomas C. Theobald ...........................................             66                    *
     Victor Ugolyn ................................................             36                    *
     All directors and executive officers
     as a group (23 persons) (6) ..................................          5,793                    *

----------
* Number of shares listed represents less than one percent (1%) of the number of shares of Common Stock outstanding.

(1) Mr. Ballard is a Limited Partner of The Goldman Sachs Group, L.P. Mr. Ballard disclaims beneficial ownership of the shares owned by The Goldman Sachs Group, L.P., except to the extent of his pecuniary interest therein. See note (1) under "Ownership of Common Stock by Certain Beneficial Owners."

(2) Includes 77 shares owned by Patricia Daddario, Mr. Daddario's spouse. Mr. Daddario disclaims beneficial ownership of the shares owned by his spouse.

(3) Includes 165 shares owned by Mary Jane Foti, Mr. Foti's spouse. Mr. Foti disclaims beneficial ownership of the shares owned by his spouse.

(4) Includes 7 shares owned by WorkPlace Integrators. Mr. Holland controls WorkPlace Integrators.

(5) Includes 428 shares owned by the Michael I. Roth Irrevocable Trust, an irrevocable life insurance trust of which Mr. Roth's three children are beneficiaries. Mr. Roth disclaims beneficial ownership of the shares owned by the trust.

(6) Includes 699 shares of Common Stock for which beneficial ownership is disclaimed by certain executive officers.

                        PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors consists of three classes of directors: one class to hold office initially for a term expiring at the Annual Meeting of Shareholders to be held on May 26, 1999, another class to hold office initially for a term expiring at the Annual Meeting of Shareholders to be held in 2000, and another class to hold office initially for a term expiring at the Annual Meeting of Shareholders to be held in 2001, with the members of each class to hold office until their successors are duly elected and qualified. At each Annual Meeting of the Shareholders of the Company, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of their election.

Five directors will be elected at the Annual Meeting for terms ending in May 2002 or until their respective successors shall have been elected and qualified. All of the nominees are at the present time directors of the Company, whose current terms will expire at the 1999 Annual Meeting. If any nominee should become unable to serve, the persons named as proxies on the proxy card will vote for the person or persons the Board recommends, if any. The Board knows of no reason why any nominee will be unavailable or unable to serve.

Set forth below is information about each director nominee and each other director, including business positions held during at least the past five years, age, other directorships held and periods of service as a director of the Company and MONY Life.

The Board of Directors recommends that shareholders vote FOR the nominees named below.

Claude M. Ballard, 69 -- Director Nominee

Mr. Ballard has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since July 1990. Mr. Ballard has been a Limited Partner and Consultant at The Goldman Sachs Group, L.P. since 1988, General Partner from 1981 to 1988 and Chairman of Merit Equity Partners, Inc., a property acquisition and management company, since July 1989. He serves on the board of directors of Bedford Property Investors, Inc. (a real estate investment trust), CBL & Associates Properties, Inc. (a real estate investment trust), Taubman Centers, Inc. (a real estate investment trust) and Horizon Hotels, Ltd.

G. ROBERT DURHAM, 70 -- Director Nominee

Mr. Durham has been a Director of the Company  since August  1998*.  He has also been a Director of MONY Life since June 1988. Mr. Durham retired from Walter Industries, Inc., a home building and financing, natural resources and industrial manufacturing company, in May 1996, after serving as Chairman of the Board and Chief Executive Officer from June 1991 to May 1996. Prior to that time, Mr. Durham held various executive management positions with Phelps Dodge Corporation, a mining company, serving as President, Chairman of the Board and Chief Executive Officer until his retirement in June 1989. He serves on the board of directors of The FINOVA Group, Inc., Amphenol Corporation and Homestake Mining Company.

JAMES L. JOHNSON, 71 -- Director Nominee

Mr. Johnson has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since October 1986. Mr. Johnson is Chairman
Emeritus of GTE Corporation, a telecommunications company, having served as Chairman and Chief Executive Officer from April 1988 to May 1992. Prior to that time, Mr. Johnson held various executive management positions with GTE Corporation. Mr. Johnson serves on the board of directors of CellStar
Corporation, The FINOVA Group, Inc., GTE Corporation, Harte-Hanks Communications, Inc., Valero Energy Corp. and Walter Industries, Inc.

KENNETH M. LEVINE, 52 -- Director Nominee

Mr. Levine has been a Director of the Company since September 1997** and is Executive Vice President and Chief Investment Officer of the Company since August 1998. He has also been a Director (since May 1994) and Executive Vice President (since February 1990) and Chief Investment Officer (since January
1991) of MONY Life. Mr. Levine is also a director of the following subsidiaries of MONY Life: MONY Life Insurance Company of America (since July 1991), MONY Series Fund, Inc. (since December 1991), 1740 Advisers, Inc. (since December
1989),  MONY Benefits  Management  Corp.  (formerly  MONY Funding,  Inc.) (since
October 1991), MONY Realty Partners, Inc. (since October 1991) and 1740 Ventures, Inc. (since October 1991). He also served as MONY Life's Senior Vice President -- Pensions (from January 1988 to February 1990). Prior to that time, Mr. Levine held various management positions within MONY Life. Mr. Levine has been with MONY Life for 25 years.

JOHN R. MEYER, 71 -- Director Nominee

Mr. Meyer has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since December 1972. Mr. Meyer is Professor Emeritus, Harvard University since January 1997. Prior to that time, Mr. Meyer was a Professor at Harvard University from July 1973 to January 1997. Mr. Meyer serves on the board of directors of AC Nielsen Corporation, Union Pacific Corporation and Union Pacific Railroad Company.

The following directors serve for terms that expire in 2000:

TOM H. BARRETT, 68

Mr. Barrett has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since July 1990. Mr. Barrett is a Partner in American Industrial Partners, a private investment partnership, since 1992. Mr. Barrett retired from The Goodyear Tire & Rubber Company in December 1993, after serving as Chairman of the Board, President & Chief Executive Officer of The Goodyear Tire & Rubber Company from April 1989 to July 1991 and President & Chief Executive Officer from December 1988 to April 1989. He serves on the board of directors of Air Products and Chemicals, Inc., A.O. Smith Corporation and Rubbermaid, Incorporated.

DAVID L. CALL, 67

Dr. Call has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since January 1993. Dr. Call joined the faculty of Cornell University in 1963. He became Dean of the College of Agriculture and Life Sciences in 1978. Dr. Call has been Dean Emeritus since his retirement in 1995. He serves as a small business consultant and is a director of Seneca Foods Corporation.

JAMES B. FARLEY, 68

Mr. Farley has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since October 1988. Mr. Farley held the position of Chairman of the Board and Chief Executive Officer from January 1991 to January 1993, Chairman of the Board, Chief Executive Officer and President from April 1989 to January 1991, and President and Chief Operating Officer from October 1988 to April 1989 with MONY Life. Mr. Farley retired from MONY Life in January 1994, after serving as Chairman of the Board from January 1993 to July 1993. Prior to joining MONY Life in 1988, Mr. Farley was Chairman and Chief Executive Officer of Booz, Allen & Hamilton from 1972 to 1985 and Senior Chairman from 1985 to 1988. Booz, Allen & Hamilton is an international management and technology consulting firm. Mr. Farley serves on the board of directors of Ashland, Inc. and Harrah's Entertainment, Inc. and is a Trustee of the Forster Trust.

SAMUEL J. FOTI, 47

Mr. Foti has been a Director of the Company since September 1997** and is President and Chief Operating Officer of the Company. He is President and Chief Operating Officer (since February 1994) of MONY Life and has been a Director since January 1993. Mr. Foti is also a director of the following subsidiaries of MONY Life: MONY Life Insurance Company of America (since October 1989), MONY Brokerage, Inc. (since January 1990), MONY International Holdings, Inc. (since October 1994), MONY Life Insurance Company of the Americas, Ltd. (since December
1994) and MONY Bank & Trust Company of the Americas, Ltd. (since December 1994). He has also served as MONY Life's Executive Vice President (from January 1991 to February 1994) and Senior Vice President (from April 1989 to January 1991). Mr. Foti has been with MONY Life for 10 years. Mr. Foti previously served on the board of directors of the Life Insurance Marketing and Research Association, where he served as Chairman from October 1996 through October 1997, and currently serves on the boards of Enterprise Group of Funds, Inc., Enterprise Accumulation Trust and The American College.

JANE C. PFEIFFER, 66

Mrs. Pfeiffer has been a Director of the Company since August 1998*. She has also been a Director of MONY Life since November 1988. Mrs. Pfeiffer is an independent management consultant. Mrs. Pfeiffer serves on the board of directors of Ashland, Inc., International Paper Company and J.C. Penney Company, Inc. She is a trustee of the University of Notre Dame and a member of The Council on Foreign Relations.

The following directors serve for terms that expire in 2001:

ROBERT HOLLAND, JR., 58

Mr. Holland has been a Director of the Company since August 1998*. He has also been Director of MONY Life since May 1990. Mr. Holland is the owner and Chief Executive Officer of WorkPlace Integrators, an office furniture dealership in Southeast Michigan, since December 1996. Prior to that time, Mr. Holland was the President and Chief Executive Officer of Ben & Jerry's Homemade, Inc., an ice cream company, from February 1995 to October 1996, Chairman and Chief Executive Officer of Rokher-J, Inc., a business development services company, from 1991 to 1995, Chairman of the Board of Gilreath Manufacturing Company, a plastic injection molding manufacturing company, from 1990 to 1991 and Vice President of Business Development of Gilreath Manufacturing Company from 1988 to 1990. Mr. Holland serves on the board of directors of AC Nielsen Corporation, Frontier Corporation, Henry Ford Health System, Olin Corporation, Tricon Global Restaurants, Inc. and Lexmark International, and he is on the Advisory Board of Boardroom Consultants.

ROBERT R. KILEY, 63

Mr. Kiley has been a Director of the Company since August 1998*. He has also been Director of MONY Life since November 1995. Mr. Kiley has been the President and Chief Executive Officer of the New York City Partnership and Chamber of Commerce, Inc. since May 1995. Mr. Kiley has been a Principal of Kohlberg & Co. since April 1994. Prior to that time, Mr. Kiley was President and Chief Executive Officer of Fischback Corp., an electrical and mechanical contracting company, from January 1991 to October 1994 and Chairman and Chief Executive Officer of the Metropolitan Transportation Authority of New York from November 1983 to December 1990. Mr. Kiley serves on the board of directors of the New York City Partnership and Chamber of Commerce, Inc.

MICHAEL I. ROTH, 53

Mr. Roth has been a Director of the Company since September 1997** and is Chairman and Chief Executive Officer of the Company. He is Chairman of the Board (since July 1993) and Chief Executive Officer (since January 1993) of MONY Life and has been a Director since May 1991. Mr. Roth is also a director of the following subsidiaries of MONY Life: MONY Life Insurance Company of America (since July 1991), and 1740 Advisers, Inc. (since December 1992). He has also served as MONY Life's President and Chief Executive Officer (from January 1993 to July 1993), President and Chief Operating Officer (from January 1991 to January 1993) and Executive Vice President and Chief Financial Officer (from March 1989 to January 1991). Mr. Roth has been with MONY Life for 10 years. Mr. Roth also served on the board of directors of the American Council of Life Insurance and serves on the board of directors of the Life Insurance Council of New York, Insurance Marketplace Standards Association, Enterprise Foundation (a charitable foundation which develops housing and which is not affiliated with the Enterprise Group of Funds), Metropolitan Development Association of Syracuse and Central New York, Enterprise Group of Funds, Inc., Enterprise Accumulation Trust, Pitney Bowes, Inc., Promus Hotel Corporation and Lincoln Center for the Performing Arts Leadership Committee.

THOMAS C. THEOBALD, 61

Mr. Theobald has been a Director of the Company since August 1998*. He has also been a Director of MONY Life since May 1990. Mr. Theobald has been managing director of William Blair Capital Partners, L.L.C., a private equity firm, since September 1994. Prior to that time, Mr. Theobald was Chairman of the Board of Continental Bank from August 1987 to August 1994. Mr. Theobald serves on the board of directors of Anixter International, Inc., Xerox Corp., LaSalle Partners, LaSalle US Realty Income and Growth Fund, Stein Roe & Farnham Mutual Funds and Flexi International Software, Inc.

----------
* This Director was elected in anticipation of the demutualization of The Mutual Life Insurance Company of New York, the predecessor of MONY Life. Directors of MONY Life served as Trustees on the Board of Trustees of The Mutual Life Insurance Company of New York, the predecessor of MONY Life, prior to the demutualization for the period indicated.

** The Company was incorporated under the name MONYCO, Inc. on June 24, 1997, as a wholly owned subsidiary of MONY Life. This Director was appointed in connection with the original incorporation of the Company.

Director Retirement Policy

The Board of Directors will continue for its members the retirement policy adopted by MONY Life for its Board. Pursuant to that policy, directors serve until the attainment of age 70. The only exception to this policy is for directors who were elected as Board members of MONY Life prior to May 1, 1989, who are scheduled to retire on the first day of the month following the attainment of age 73. In addition, in order to maintain the continued guidance, leadership and expertise of the members of the Board of Directors during the initial period after the demutualization, directors scheduled to retire in 1999 or 2000 will be able to serve an additional two years.

                          BOARD MEETINGS AND COMMITTEES

The Company's Board of Directors held five meetings during 1998. Each Director attended at least 75% of the aggregate meetings of the Board of Directors during the year except for Mr. Barrett who missed two of the five meetings that he was eligible to attend. Prior to November 16, 1998 the Company was a wholly owned subsidiary of MONY Life. The Company's Board of Directors held meetings in 1998 to further the demutualization of MONY Life and facilitate the Company's initial public offering. In 1998 there were no Committee meetings held because no matters were addressed which would ordinarily be dealt with by a Committee.

The Board of Directors has the following three standing committees.

Audit Committee. The Audit Committee is authorized to review and approve the scope and results of the Company's outside audit, and the fees therefor, and to make recommendations to the Board of Directors and management of the Company concerning auditing and accounting matters and the selection of independent accountants. Its membership is restricted to Directors who are not employees of the Company or its affiliates. The members of the Committee are: Tom H. Barrett (Chairman), G. Robert Durham, James B. Farley, Robert R. Kiley, John R. Meyer and Thomas C. Theobald. The Committee did not meet in 1998.

Human Resources Committee. The function of the Human Resources Committee is to oversee the administration of the Company's compensation plans and to make determinations with respect to compensation to officers, directors and employees of the Company; to recommend to the Board of Directors candidates for nomination for election by the shareholders to the Board of Directors or to fill vacancies on the Board of Directors; to recommend the establishment, authority, size and membership of committees of the Board of Directors; to evaluate the performance of executive officers of the Company; and to nominate persons to be elected by the Board of Directors as executive officers of the Company. The members of the Committee are: James L. Johnson (Chairman), G. Robert Durham, James B. Farley, Robert Holland, Jr. and John R. Meyer. The Committee did not meet in 1998.

Public Affairs Committee. The function of the Public Affairs Committee is to review policies, programs and practices that are consistent with the Company's social obligation to its employees, society and especially the communities of its major locations. The members of the Committee are: Jane C. Pfeiffer (Chairperson), David L. Call, Robert Holland, Jr., Robert R. Kiley and Thomas C. Theobald. The Committee did not meet in 1998.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of such forms, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers (the Company had no greater than 10% beneficial owners of its stock) were complied with for the year ended December 31, 1998.

                         EXECUTIVE OFFICER COMPENSATION


Executive Compensation Summary Table

The following table sets forth certain information concerning total compensation for services rendered in all capacities awarded or paid by MONY Life to the Company's Chief Executive Officer and the Company's "named executive officers" for services rendered to the Company during each of the last two fiscal years.

None of the officers listed below received any compensation during 1998 from the Company. All compensation received, earned or accrued by officers has been from MONY Life.

                                                                                           Long-Term
                                                              Annual Compensation        Compensation
                                                  -------------------------------------  -------------
         (A)                            (B)         (C)         (D)          (E)            (F)               (G)
                                                                            Other
                                                                            Annual          LTIP           All other
                                                   Salary      Bonus    Compensation(1)   Payouts(2)     Compensation(3)
Name and Principal Position             Year         ($)        ($)           ($)            ($)              ($)
-------------------------              -------    ---------  --------   ---------------   ---------      ---------------
Michael I. Roth,                        1998      825,000     825,000      156,600       1,026,667          152,021
Chairman of the Board and               1997      775,000     760,000      177,188       1,089,167          104,497
Chief Executive Officer
Samuel J. Foti,                         1998      625,000     500,000      118,465         654,167          111,757
President and Chief                     1997      585,000     475,000      122,073         695,833           71,926
Operating Officer
Kenneth M. Levine,                      1998      435,000     350,000       67,528         556,667           70,080
Executive Vice President                1997      400,000     330,000       85,746         640,000           47,737
and Chief Investment Officer
Richard Daddario,                       1998      350,000     256,000       54,613         417,500           50,384
Executive Vice President                1997      325,000     225,000       42,173         421,666           41,158
and Chief Financial Officer
Victor Ugolyn,                          1998      400,000     350,000       30,560         163,500           60,109
Chairman, President & Chief             1997      350,000     300,000       28,618         161,417           35,586
Executive Officer, Enterprise
Capital Management, Inc.

----------
1. Includes payments to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, respectively, of (i) for 1998 interest with respect to awards made for the 1993-1995 and 1994-1996 performance cycles under MONY Life's Equity Share Plan in the amounts of $60,274, $38,174, $34,060, $23,345 and $9,807, and
     for 1997 with respect to awards made for the 1992-1994 and 1993-1995 performance cycles under MONY Life's Equity Share Plan in the amounts of $79,039, $52,334, $51,255, $31,616 and $11,438 and (ii) for 1998 automobile allowances (including tax costs related to such allowances) in the amounts of $60,329, $63,312, $32,529, $28,018 and $15,085 and for 1997 automobile allowances (including tax costs related to such allowances) in the amounts of $61,605, $55,649, $33,701, $9,894 and $16,280.

2. Includes 1998 payments of awards under MONY Life's Equity Share Plan to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, respectively, of (i) $312,500, $208,333, $166,667, $145,833 and $52,083 with respect to the
     1995-1997 performance cycle, (ii) $297,500,  $175,000,  $140,000,  $105,000 and $38,500 with respect to the 1994-1996 performance cycle, and (iii) $416,667, $270,833, $250,000, $166,667 and $72,917 with respect to the
     1993-1995 performance cycle. Includes 1997 payments of awards under MONY Life's Equity Share Plan to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, respectively, of (i) $297,500, $175,000, $140,000, $105,000 and
     $38,500 with respect to the 1994-1996 performance cycle, (ii) $416,667, $270,833, $250,000, $166,666 and $72,917 with respect to the 1993-1995 performance  cycle, and (iii) $375,000,  $250,000,  $250,000,  $150,000 and
     $50,000 with respect to the 1992-1994 performance cycle.

3. Includes 1998 payments to Messrs. Roth, Foti, Levine, Daddario and Ugolyn, respectively, of (i) the part of premium paid by the Company for split dollar life insurance in the amounts of $72,771, $56,757, $31,830, $21,634 and $25,109, (ii) contributions to the Company's tax-qualified plans in the amounts of $5,508, $5,508, $8,000, $6,200 and $8,000, and (iii)
     contributions to the Company's non-qualified plan in the amounts of $73,742, $49,492, $30,250, $22,550 and $27,000. Includes 1997 payments to
     Messrs. Roth, Foti, Levine, Daddario and Ugolyn, respectively, of (i) the part of premium paid by the Company for split dollar life insurance in the amounts of $29,497, $22,676, $12,731, $15,408 and $10,086, (ii)
     contributions to the Company's tax-qualified plans in the amounts of $5,392, $5,392, $8,000, $6,050 and $8,000, and (iii) contributions to the
     Company's non-qualified plan in the amounts of $69,608, $43,858, $27,000, $19,700 and $17,500.

                        LONG-TERM INCENTIVE PLAN - AWARDS
                              FOR FISCAL YEAR 1998

                                                                                    Estimated Future Payouts
                                                                               Under Non-Stock Price Based Plans
                                                                             -------------------------------------
          (A)                                (B)                 (C)            (D)            (E)            (F)
                                                             Performance
                                          Number of           or Other
                                      Shares, Units or       Period Until
                                       Other Rights(1)       Maturation      Threshold       Target         Maximum
Name                                         (#)              or Payout         ($)            ($)            ($)
----                                  ----------------       ------------     -------       --------       ---------
Michael I. Roth ....................        15,000             1998-2000      450,000       1,500,000      3,750,000
Samuel J. Foti .....................        10,000             1998-2000      300,000       1,000,000      2,500,000
Kenneth M. Levine ..................         5,000             1998-2000      150,000         500,000      1,250,000
Richard Daddario ...................         4,000             1998-2000      120,000         400,000      1,000,000
Victor Ugolyn ......................         2,000             1998-2000       60,000         200,000        500,000

----------
(1) Under MONY Life's Equity Share Plan, MONY Life makes awards of equity share units to the named executive officers and other designated officers of MONY Life relative to the performance of MONY Life's peer companies. The awards are subject to a three-year performance cycle. In connection with the award of the equity share units, MONY Life establishes a schedule which assigns a value to an equity share unit depending on the cumulative earnings of MONY Life during the performance cycle. As soon as practicable after the end of each performance cycle, the value of an equity share unit is determined based on such cumulative earnings. The aggregate value of the equity share units awarded to each executive with respect to a performance cycle is paid in three annual installments. The first of such payments is made immediately after the determination of the value of the equity share units. The second and third installments are paid, with interest, in the two succeeding years.

Retirement Plan Information

The following table shows the estimated annual retirement benefits payable at normal retirement age (generally age 65) to a person retiring with the indicated final average pay and years of credited service on a straight life annuity basis, under the Retirement Income Security Plan for Employees of The Mutual Life Insurance Company of New York (the "Retirement Plan"), as supplemented by the Excess Benefit Plan for MONY Life Employees (the "Excess Plan"), each as described below:

                                                    Estimated Annual Benefits of Retirement
                                                  With Indicated Years of Credited Service(1)
                               -------------------------------------------------------------------------------
Final Average Pay                  10             15           20             25           30           35
----------------               ----------      ---------    ---------      ---------    ---------    ---------
$  350,000 .................    $ 48,720       $ 73,080      $ 97,440      $121,800      $146,160     $170,520
$  700,000 .................    $101,220       $151,830      $202,440      $253,050      $303,660     $354,270
$1,050,000 .................    $153,720       $230,580      $307,440      $384,300      $461,160     $538,020
$1,400,000 .................    $206,220       $309,330      $412,440      $515,550      $618,660     $721,770
$1,850,000 .................    $273,720       $410,580      $547,440      $684,300      $821,160     $958,020

----------

(1) Estimated retirement benefit described above does not include the value of the executive's "employer contribution account."

The annual retirement benefit under the Retirement Plan and the Excess Plan is generally equal to the product of (a)(i) a percentage of an executive's "final average pay" in excess of his or her "covered compensation" (i.e., the average of the social security taxable wage base for the 35 years up to the date the executive attains social security retirement age), plus (ii) a percentage (depending upon the executive's social security retirement age) of the executive's "final average pay" not in excess of his or her "covered compensation," and (b) the executive's years of credited service up to 35. "Final average pay" is defined as the highest average annual "compensation" of an executive for any 36 consecutive months in the 120 months of service prior to the executive's retirement. "Compensation" used to determine the retirement benefit under the Retirement Plan and the Excess Plan consists of the salary paid to an executive, including incentive compensation and salary deferrals pursuant to Section 125 and Section 401(k) plans and Deferred Compensation Plan for Key Employees, but excluding expense and tuition reimbursement, amounts payable under the Equity Share Plan, fringe benefits, group life insurance premiums, moving expenses, prizes, hiring and referral bonuses, and disability payments. Such "compensation" is generally the same as the compensation reflected in columns (c) and (d) of the Summary Compensation Table. The Excess Plan is designed to provide benefits which eligible employees would have received under the Retirement Plan but for limits applicable under the Retirement Plan. The estimated "final average pay" of Messrs. Roth, Foti, Levine, Daddario and Ugolyn under the Retirement Plan and the Excess Plan as of December 31, 1998 (assuming retirement as of such date) is $1,511,667, $1,011,667, $730,000, $543,333 and $561,667, respectively, and the estimated years of credited service under the Retirement Plan and the Excess Plan as of such date for each of such named executive officers is 10, 10, 26, 9 and 8 years, respectively.

Employment and Change in Control Agreements

MONY Life has entered into employment agreements (the "Employment Agreements") with each of Messrs. Roth, Foti, Levine and Daddario. The current terms of the Employment Agreements are effective through December 31, 1999, and will be automatically extended for successive one-year terms unless MONY Life gives notice to the executive (within the period specified in the Employment Agreements) that it will not renew the Employment Agreement for another term.

The Employment Agreements provide that the current base compensation of each executive will be adjusted in accordance with MONY Life's regular administrative practices generally applicable to its senior executives. Under the Employment Agreements, each executive will participate in MONY Life's Annual Incentive Compensation Plan and Equity Share Plan, will be entitled to participate in other incentive compensation plans and any employee benefit plans and programs generally available to senior executives of MONY Life, and will be entitled to perquisites and fringe benefits generally available to officers of their respective ranks at MONY Life.

The Employment Agreements prohibit the executives from engaging in or advising, either directly or indirectly, any business which is substantially competitive with any business then actively conducted by MONY Life during the term of their employment and for a six-month period following termination. The executives are also prohibited from soliciting, either directly or indirectly, any person employed by MONY Life for one year following the termination of their employment, and are prohibited from divulging confidential information relating to MONY Life.

The Employment Agreements provide that MONY Life will have the right at any time to terminate any executive's employment, and that any executive will have the right at any time to terminate his employment with MONY Life. Under the Employment Agreements, MONY Life will provide an executive with the following benefits in the event of termination by MONY Life other than for cause (as defined in the Employment Agreements) or by the executive for good reason (as defined in the Employment Agreements): (i) a lump-sum payment in an amount equal to (a) two times the executive's annual base compensation in effect on the date of termination, in the case of Messrs. Roth, Foti and Levine, or (b) one time the executive's annual base compensation in effect on the date of termination, in the case of Mr. Daddario reduced in all cases by any severance payments made to the executive under any other employment contract or severance arrangement with MONY Life; (ii) any incentive compensation earned with respect to the calendar year immediately preceding the termination date but not yet paid, and incentive compensation with respect to the calendar year in which the termination date occurs, in each case in an amount determined by the Chief Executive Officer (or, in the case of the Chief Executive Officer, by the Board of Directors) which will be not less than 50% of the executive's base compensation; (iii) at the discretion of the Chief Executive Officer, the value of the perquisites to which the executive is entitled immediately before the termination date and such other items as the Chief Executive Officer (or, in the case of the Chief Executive Officer, the Board of Directors) will determine; and
(iv) title to any MONY Life-furnished automobile. In addition, MONY Life will keep in effect, for the life of the executive whose employment is terminated other than for cause or good reason, the split-dollar life insurance policy maintained for the executive immediately prior to termination, with MONY Life and the executive retaining their respective obligations to pay premiums in accordance with the terms of the policy.

MONY Life has also entered into change in control employment agreements (collectively, the "Change in Control Agreements") with each of Messrs. Roth, Foti, Levine, Daddario and Ugolyn and other executive officers of MONY Life, the provisions of which become effective if and when there is a Change in Control (as defined below) of MONY Life. The current terms of the Change in Control Agreements are effective through December 31, 2000, and will be automatically renewed for successive one-year terms unless MONY Life gives notice to the executive (within the period specified in the Change of Control Agreements) that it will not extend the expiration date. If a Change in Control occurs, the expiration date is automatically extended to the third anniversary of the last day of the month in which the Change in Control occurred.

The Change in Control Agreements provide that the executives will continue to receive base compensation at a rate not less than the rate in effect immediately prior to the Change in Control, and that base compensation will be increased in accordance with the regular administrative practices in effect immediately prior to the Change in Control. The agreements further provide that the executives will be entitled to perquisites and fringe benefits equal to those attached to their positions immediately prior to the Change in Control, will continue to be full participants in all incentive compensation plans and all employee benefit plans and programs for senior executives in effect immediately prior to the Change in Control, and will be entitled to participate in any other incentive compensation plans and employee benefit plans and programs generally available to senior executives of MONY Life.

The Change in Control Agreements provide that MONY Life will have the right at any time to terminate the executive's employment, and that the executive will have the right at any time to terminate his employment with MONY Life. Under the Change in Control Agreements, MONY Life will provide the executive with the following benefits in the event of termination by MONY Life other than for cause (as defined in the Change in Control Agreements) or by the executive for good reason (as defined in the Change in Control Agreements): (i) a lump-sum payment in an amount equal to three times the sum of (a) the executive's annual base compensation in effect on the date of termination and (b) the executive's average annual bonus over the preceding three fiscal years, such sum being reduced by any severance payments made to the executive under any other employment contract or severance arrangement with MONY Life; (ii) any incentive compensation payments awarded for a year prior to the year in which the termination date occurs but not paid as of the termination date; (iii) a specified pro rata portion of the bonus under MONY Life's Annual Incentive Compensation Plan that would have been earned for the year in which the termination date occurs; (iv) all amounts payable as of the termination date in accordance with the terms of MONY Life's Equity Share Plan (including all awards under any uncompleted three-year cycle thereunder); (v) in addition to all other amounts otherwise payable to the executive under the Retirement Income Security Plan, and the Investment Plan Supplement, an amount equal to the aggregate present value of the retirement benefits that would have been payable to the executive under MONY Life's Retirement Income Security Plan, Investment Plan Supplement and Excess Benefit Plan, had his employment not been terminated; (vi) an amount equal to the aggregate present value of the additional costs that would have been incurred by MONY Life for medical and dental benefits, retiree medical benefits, and spouse or survivor's income benefits if the executive's employment had not been terminated; and (vii) continued coverage under various disability and life insurance programs.

In the event of the death or disability (as defined in the Change in Control Agreements) of the executive, the Change in Control Agreements provide that the executive (or his representative) will be entitled to receive (i) amounts owed to the executive through his effective date of termination, and (ii) a specified pro rata portion of all awards under MONY Life's Equity Share Plan and Annual Incentive Compensation Plan.

The Change in Control Agreements also provide that, to the extent any payments to the executives would be subject to "golden parachute" excise taxes under
Section 4999 of the Code, the executives will receive "gross-up" payments in order to make them whole with respect to such taxes and any related interest and penalties.

For purposes of the Change in Control Agreements, a "Change in Control" is defined generally to include an acquisition of 20% or more of the voting stock of the Company, a change in the majority of the members of the Board of Directors that is not supported by two-thirds of the incumbent directors, approval by the shareholders of a merger or reorganization in which the Company shareholders do not own at least 80% of the resulting entity, a sale of all or substantially all of the assets of the Company or MONY Life, a dissolution of the Company or MONY Life or adoption by the Board of Directors of a resolution to the effect that any person has acquired effective control of the Company or MONY Life.

                            COMPENSATION OF DIRECTORS


Cash Compensation

All Directors of the Company are also directors of MONY Life. For serving on the Board of Directors of MONY Life, each director who is not an employee of the Company receives an annual retainer fee of $27,500. No additional retainer fee is paid for service on the Board of Directors of the Company. In addition, each such director also receives a meeting fee of $1,200 for each meeting of the Company's Board or MONY Life's Board attended. Additionally, each such director receives an annual retainer fee of $3,500 per committee on which such director serves as a member and each such member receives a meeting fee of $1,000 for each committee meeting attended. The chairperson of each committee receives an additional annual retainer fee of $1,500. The directors may defer all or part of their compensation as directors until retirement from the Board.

Non-Employee Director Restricted Stock Grants

Pursuant to the Plan of Reorganization, the Board of Directors may grant restricted stock to non-employee directors of the Company. The purpose of the grants will be to provide stock-based compensation to non-employee directors of the Company in order to encourage a high level of director performance and to provide non-employee directors with a proprietary interest in the Company's success.

The Board of Directors shall have discretion in determining the number of shares subject to each grant of restricted stock, provided that the fair market value (valued on the date of grant) of all shares granted to each non-employee director during any calendar year does not exceed the lesser of (i) one-half of the directors' fees earned by such non-employee director for the immediately preceding calendar year and (ii) $15,000, rounded upward to the nearest whole share. Grants of restricted stock shall be in lieu of cash payment of directors' fees equal in amount to the fair market value of the restricted stock granted. Each grant of restricted stock shall vest, based on the continued service of the grantee on the Board of Directors, in three approximately equal installments on each of the first three anniversaries on the date of grant thereof. In the event of the termination of the service on the Board of Directors of a grantee by reason of disability or death, any restricted stock previously granted to such grantee will continue to vest as if the grantee's service had not terminated. In the event of termination of service on the Board of Directors of a grantee for any reason other than disability or death, any unvested restricted stock will be forfeited.

To date, no grants of restricted stock have been made, and consistent with the Plan of Reorganization, no grants will be made before November 16, 1999, the first anniversary of the effective date of the Plan of Reorganization. Additionally, the Board of Directors must obtain the prior approval of the New York State Superintendent of Insurance prior to making any grants of restricted stock to non-employee directors until November 16, 2004, the fifth anniversary of the effective date of the Plan of Reorganization.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is the Report of the Human Resources Committee of MONY Life's Board of Directors (the "Committee"), describing the compensation policies and rationale applicable to the Company's executive officers with respect to compensation paid to such executive officers for the fiscal year ended December 31, 1998. The information contained in the report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Committee presently consists of Messrs. Durham, Farley, Holland, Johnson and Meyer, none of whom is an officer or employee of the Company, MONY Life or their affiliates. As part of its duties, the Committee is responsible for making determinations with respect to executive compensation and overall compensation policy, as well as for oversight and administration of the Incentive Compensation Plan, Long-Term Equity Share Plan and Stock Incentive Plan. This report discusses the executive compensation determinations made by the Committee with respect to the 1998 compensation of the Company's executive officers (including all named executive officers) during 1998. The compensation determinations described below were ratified by the Board of Directors of the Company.

Executive Compensation Philosophy

In general, the executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's short and long-term strategic goals, to link executive compensation and shareholder interests through Company performance and equity-based plans, and to recognize individual contributions to Company performance.

The Committee is assisted from time to time by compensation consulting firms which supply the Committee with statistical data and other executive compensation information to permit the Committee to compare the Company's compensation against levels and programs at other companies selected as peers and at a much broader spectrum of organizations with which the Company competes for executive talent. The companies selected for compensation comparison purposes are not necessarily the same companies which comprise the Standard & Poor's Insurance (Life/Health)-500 Index selected for the Performance Graph appearing subsequently in this Proxy Statement. In order to attract qualified executives in certain operational areas, it is sometimes necessary to compete with banks and other financial services institutions.

Compensation for the Company's executive officers consists of three principal elements: base salary, annual incentive and long-term incentive. The combination and relative weighting of these elements reflect the Committee's belief that executive compensation should be closely tied to the Company's profitability. Stock options may also be offered in the future.

Base Salary

Base salaries of executive officers are compared against the broad middle range of the companies with which the Company competes for those positions. The Company's policy is generally not to increase base salaries for executive officers annually, except to reflect promotions, increased levels of responsibility and competitive pay levels.

Annual Incentive

Annual incentive bonuses paid to executive officers under MONY Life's Incentive Compensation Plan are a significant element of the executive compensation program. The Incentive Compensation Plan is designed to reward management for the achievement of corporate goals and individual performance in achieving such goals, as well as to compensate management on the basis of the Company's financial results. Annual bonuses under the Incentive Compensation Plan are initially based on actual performance measured against four "key financial measures" and eight qualitative goals. For the 1998 bonus year, these measures and goals were (i) Statutory Capital, (ii) First Year Life and Annuity Commissions, (iii) Real Estate Sales, (iv) GAAP Earnings and (v) the qualitative goals, which are specific performance objectives set for the Company as a whole. The Human Resources Committee reserves the right to make adjustments as it deems appropriate in its sole discretion.

Each year, the Human Resources  Committee  assigns a relative weight to the four
"key financial measures" to determine the portion of the annual bonuses represented by each measure. In addition, "minimum," "target" and "maximum" levels are set for each of the financial measures and the qualitative goals are rated as "outstanding," "good" or "satisfactory." Bonuses under the Incentive Plan are reviewed and approved by the Human Resources Committee for payment during the year subsequent to the year in which the bonus is earned.

Award opportunities under the Incentive Compensation Plan for 1998 performance were funded at target levels. This was based on the successful completion of the demutualization of MONY Life and the Company's initial public offering. In addition, the Company met or exceeded three of its financial goals including Statutory Capital, Real Estate Sales and GAAP Earnings. The Company fell short of its Life and Annuity Commissions goal primarily due to the reorganization of field management, the demutualization and delay in obtaining new product approval in several key states. For the eight qualitative goals, five were rated as "outstanding," two as "good" and one as "satisfactory."

Long-Term Incentive

Long-term incentives for the Company's executive officers are provided pursuant to MONY Life's Equity Share Plan (the "Equity Share Plan"). The number of equity shares is awarded in the first quarter of each year for the succeeding three-year period. The number of shares awarded is determined by the executive's level, job scope, contribution and competitiveness with regard to the external market.

Under the Equity Share Plan, the Company makes awards of equity share units to the named executive officers and other designated officers of the Company relative to the performance of the Company's peer companies. The awards are subject to a three-year performance cycle. In connection with the award of the equity share units, the Company establishes a schedule which assigns a value to an equity share unit depending on the cumulative earnings of the Company during the performance cycle. As soon as practicable after the end of each performance cycle, the value of an equity share unit is determined based on such cumulative earnings. The aggregate value of the equity share units awarded to each executive with respect to a performance cycle is paid in three annual installments. The first of such payments is made immediately after the determination of the value of the equity share units. The second and third installments are paid, with interest, in the two succeeding years.

For the performance period under the Equity Share Plan commencing on January 1, 1995 and ending on December 31, 1997 the measurement goal established was based on MONY Life's cumulative GAAP Earnings. In addition, a threshold requirement that the pre-tax returns on statutory surplus during the three-year cycle average at least 14% was included. Cumulative GAAP earnings over the three-year period exceeded the plan. The average return on statutory surplus during the three-year cycle exceeded the requirement. Consequently, according to the terms of the Equity Share Plan, the Committee approved a value of $125 per share.

In March 1998, the Committee established cumulative GAAP earnings goals under the Equity Share Plan for the three-year performance period from January 1, 1998 to December 31, 2000. Pursuant to the terms of the Equity Share Plan, payments for this performance period may not be made until early 2001 and then only in the event certain goals with respect to earnings are satisfied.

Stock Incentive Plan

On August 14, 1998, the Company's Board of Directors adopted the MONY Life Holdings, Inc. 1998 Stock Incentive Plan (the "Stock Plan"). The purpose of the Stock Plan is to enable the Company to attract and retain employees who will contribute to the Company's long-term success by enabling such employees to participate in the long-term success of the Company through an equity interest in the Company.

The Stock Plan provides for the grant of options (including non-qualified and incentive stock options). The maximum number of shares of the Common Stock that may be issued from November 16, 1998 to November 15, 2004 under the Stock Plan is 5% of the total outstanding shares. To date, no options or other awards have been granted under the Stock Plan, and consistent with rules promulgated by the New York State Superintendent of Insurance, no options or awards will be granted by the Company before the first anniversary following the effective date of the Plan of Reorganization, which occurred on November 16, 1998. It is the intent of the Committee to grant options under the plan as soon as allowed by the New York State Superintendent of Insurance.

Chief Executive Officer Compensation

Mr. Roth became Chief Executive Officer in 1993. Mr. Roth's annual base salary was increased by 6% from $775,000 to $825,000 in March 1998. The Committee determined that this increase would bring Mr. Roth's annual base salary to a competitive level for the peer company market, based on statistical data obtained from the compensation consulting firms utilized for the named executive officers. According to the terms of the Incentive Compensation Plan, the Committee determined for the 1998 performance year that Mr. Roth should receive incentive compensation of $825,000. The Committee feels that under Mr.Roth's direction MONY Life completed the demutualization process on schedule and the Company completed a successful initial public offering in a difficult marketplace. In addition, the Company's capital increased to $1.175 billion, exceeding the plan. First Year Life and Annuity Commissions of $50 million were short of the plan due to demutualization, restructuring of the field force and delays in obtaining new product approval in several key states. Real Estate sales and GAAP earnings exceeded the plan.

In 1995, Mr. Roth was awarded 7,500 equity shares under the Equity Share Plan. For the performance period under the Equity Share Plan commencing on January 1, 1995 and ending on December 31, 1997 the measurement goal established was based on MONY Life's cumulative GAAP Earnings. In addition, a threshold requirement that the pre-tax returns on statutory surplus during the three-year cycle average at least 14% was included. Cumulative GAAP earnings over the three-year period exceeded the plan. The average return on statutory surplus during the three-year cycle exceeded the requirement. Consequently, according to the terms of the Equity Share Plan, the Committee approved a value of $125 per share. In March 1998, Mr. Roth received the first installment on these shares in the amount of $312,500. The second and third installments are paid, with interest, in the two succeeding years.

In March 1998, the Committee awarded Mr. Roth 15,000 equity shares under the Equity Share Plan. Cumulative GAAP earnings goals were established by the Committee under the Equity Share Plan for the three-year performance period from January 1, 1998 to December 31, 2000. Pursuant to the terms of the Equity Share Plan, payments for this performance period may not be made until early 2001 and then only in the event certain goals with respect to earnings are satisfied.

The Committee believes that in addition to the significant accomplishment in terms of demutualization and the successful completion of the initial public offering, as well as the overall positive financial results for 1998, the Company under Mr. Roth's leadership has been restructured and repositioned to maximize long-term profit and growth.

Compensation Deduction Limitation

Section 162(m) of the Internal Revenue Code imposes a limitation on the tax deductibility of certain compensation paid by a publicly held corporation to its top five executive officers for whom compensation is reported in its annual proxy statement. A special transition rule applies under Section 162(m) for newly public companies that exempts from this limit any compensation paid under plans and arrangements disclosed in the initial public offering prospectus. The Human Resources Committee believes that the Company's principal compensation plans for the Company's executive officers are currently covered by this exemption and, thus, does not expect a material loss of tax deduction (if any) as a result of Section 162(m).

Respectfully submitted,

                                                    HUMAN RESOURCES COMMITTEE OF
                                                    THE BOARD OF DIRECTORS


                                                      James L. Johnson, Chairman
                                                      G. Robert Durham
                                                      James B. Farley
                                                      Robert Holland, Jr.
                                                      John R. Meyer

Performance Graph

The graph set forth below shows the cumulative total return to holders of the Company's Common Stock from November 11, 1998 to December 31, 1998, computed by dividing (X) the difference between the price per share at the beginning and end of such period by (Y) the share price at the beginning of such period, and compares such return to the performance at the beginning and end of such period of the Standard & Poor's 500 Index and the Standard & Poor's Insurance (Life/Health)-500 Index. The graph assumes $100 invested on November 11, 1998 in the Company's Common Stock (at $23.50 per share), the Standard & Poor's 500 Index and the Standard & Poor's Insurance (Life/Health)-500 Index. The return for both Standard & Poor's indices assumes reinvestment of all dividends for the period.

                             CUMULATIVE TOTAL RETURN

            Based on reinvestment of $100 beginning November 11, 1998

  [THE FOLLOWING TABLE WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

                         THE MONY                                 INSURANCE
                         GROUP INC.       S&P 500 INDEX        (LIFE/HEALTH)-500
                         ----------       -------------        -----------------
  11/11/98                    100                100                    100
  11/13/98                 121.01             100.42                 101.37
  11/20/98                 124.93             102.87                 102.71
  11/27/98                 136.71             103.23                 102.27
   12/4/98                 130.29             104.39                  104.4
  12/11/98                 120.96             102.52                 100.52
  12/18/98                 127.82             106.85                  104.3
  12/24/98                 129.38             108.93                 104.59
  12/31/98                 132.83             109.27                 106.28




                                                                                           INDEXED RETURNS
                             Base                                                          Quarter Ending
                             Period
Company/Index                11/11/98   11/13/98    11/20/98    11/27/98    12/4/98    12/11/98    12/18/98    12/24/98    12/31/98
-------------                --------   --------    --------    --------    -------    --------    --------    --------    --------
THE MONY GROUP INC.             100       121.01      124.93      126.71     130.29      120.96      127.82      129.38      132.83
S&P 500 INDEX                   100       100.42      102.87      103.23     104.39      102.52      106.85      108.93      109.27
INSURANCE(LIFE/HEALTH)-500      100       101.37      102.71      102.27     104.40      100.52      104.30      104.59      106.28

--------------------------------------------------------------------------------


                                                                                       ANNUAL RETURN PERCENTAGE
                                                                                       Quarter Ending
Company/Index                    11/13/98    11/20/98     11/27/98      12/4/98     12/11/98     12/18/98    12/24/98     12/31/98
-------------                    --------    --------     --------      -------     --------     --------    --------     --------
THE MONY GROUP INC.                 21.01        3.23         1.42         2.83        -7.16         5.67        1.22         2.67
S&P 500 INDEX                        0.42        2.44         0.35         1.13        -1.79         4.22        1.95         0.31
INSURANCE(LIFE/HEALTH)-500           1.37        1.32        -0.43         2.08        -3.71         3.75        0.29         1.61

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Goldman, Sachs & Co. has from time to time performed investment banking services for the Company, including serving as one of the representatives of the underwriters of the Company's initial public offering. Claude M. Ballard, a director of the Company, is a Limited Partner and consultant at The Goldman Sachs Group, L.P., an affiliate of Goldman, Sachs & Co. In February 1998 the Company paid Goldman, Sachs & Co. advisory fees and expenses of $2,435,221.08 in connection with the Investment Agreement. In November 1998 the Company paid $2 million to Goldman, Sachs & Co. for advisory fees in connection with the demutualization of MONY Life.

     PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

On February 23, 1999 the Board of Directors, on the recommendation of the Audit Committee, appointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers")
independent accountants to audit and report on the consolidated financial statements of the Company for 1999. PricewaterhouseCoopers has audited and reported on the consolidated financial statements of the Company for 1998.

Although ratification of the appointment of PricewaterhouseCoopers by the shareholders is not required, the Board of Directors has determined that it is desirable to request ratification of such appointment. If ratification is not obtained, the Board of Directors will reconsider the appointment.

The Board of Directors recommends that shareholders vote FOR this proposal.

The Company has been advised that representatives of PricewaterhouseCoopers will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

                                  OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are presented for action and come before the meeting, it is intended that the persons named as proxies on the proxy card will vote on such matters in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

The Company will bear the cost of soliciting proxies from its shareholders and will enlist the help of banks and brokerage houses in soliciting proxies from their customers. The Company will reimburse these institutions for out-of-pocket expenses. In addition to being solicited through the mails, proxies may also be solicited personally or by telephone by the directors, officers and employees of the Company or its subsidiaries. The Company has engaged D. F. King to assist in soliciting proxies for a fee of approximately $100,000 plus reasonable out-of-pocket expenses.

                       2000 ANNUAL MEETING OF SHAREHOLDERS

The 2000 Annual Meeting of Shareholders is scheduled to be held on Wednesday, May 17, 2000. The Board is empowered by the By-Laws of the Company to change the time of the meeting.

Proposals of shareholders must be received by the Company no later than December 28, 1999 to be eligible for inclusion under the rules of the SEC in the Company's proxy materials for the 2000 Annual Meeting of Shareholders and must comply with such rules.

Under the Company's By-Laws, proposals of shareholders not included in the proxy materials may be presented at the 2000 Annual Meeting of Shareholders only if the Company's Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to Apri1 6, 2000, the first anniversary of the proxy statement in connection with the 1999 Annual Meeting of Shareholders (subject to exceptions if the 2000 Annual Meeting is advanced by more than 30 days and the proposal is a proper one for shareholder action). These provisions do not affect the right of shareholders to make shareholder proposals for inclusion in proxy statements for the Company's Annual Meetings pursuant to the rules of the SEC.

Shareholders wishing to suggest candidates to the Company's Human Resources Committee for consideration as possible nominees as directors may submit names and biographical data to the Secretary of the Company.

The Company's By-Laws also require that notice of nominations of persons for election to the Board of Directors, other than those made by or at the direction of the Board of Directors, must be received by the Secretary at least sixty days but not more than ninety days prior to April 6, 2000, the first anniversary of the proxy statement in connection with the 1999 Annual Meeting of Shareholders (subject to exceptions if the 2000 Annual Meeting of Shareholders is advanced by more than 30 days). The notice must present certain information concerning the nominees and the shareholders making the nominations. The Secretary must receive a statement of any nominee's consent to serve as a Director if elected.

                                             By Order of the Board of Directors


                                             Thomas J. Conklin
                                             Senior Vice President and Secretary


April 6, 1999

You may access information on-line about The MONY Group Inc. 24 hours a day. Visit the Company's World Wide Web site at www.mony.com for investor information, including access to information about shares of The MONY Group Inc. held in your account at the transfer agent.


         THE MONY GROUP INC.'S SHAREHOLDER PROXY HOTLINE IS AVAILABLE TO
          SERVE YOU WEEKDAYS FROM 8:00 A.M. TO 9:00 P.M., AND SATURDAY
                    FROM 8:00 A.M. TO 3:30 P.M. EASTERN TIME.


         U.S. AND CANADIAN SHAREHOLDERS CALL (TOLL FREE) 1-800-949-2583.


                  SHAREHOLDERS FROM OUTSIDE THE U.S. AND CANADA
                         CALL COLLECT 001-212-269-5550.

[X] Please mark your
    votes as in this
    example.

The Board of Directors  recommends a vote FOR  proposals 1 and 2.
SHARES WILL BE SO VOTED UNLESS OTHERWISE INDICATED.

1.   Election of Directors (see reverse)

        FOR                          WITHHELD

        [_]                             [_]

For, except vote withheld from the following nominee(s):


________________________________________________


2.   Ratification   of  the   appointment  of   PricewaterhouseCoopers   LLP  as
     independent accountants.

                          |_| FOR   |_| AGAINST   |_| ABSTAIN


_____________________________________________________________      _____________
SIGNATURE:  Please sign exactly as your name or names appear       DATE
above. If more than one owner, all  shareholders  must sign.
When signing as an attorney, executor, trustee, or guardian, please give your full title as such.


Please use the  reverse  side for change      [_]
of address or comments. Put an X in this box if you have written on the reverse side.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

Dear Shareholder:

The MONY Group Inc. encourages you to take advantage of new and convenient ways by which you can submit your proxy. You can submit your proxy electronically over the Internet or the telephone. This eliminates the need to return the proxy card.

To submit your proxy electronically, you must use the control number (printed in the box above, just below the perforation) as well as your social security number for this account.

     To submit your proxy over the Internet:

     o    Log   on   to   the    Internet    and    go   to   the    web    site
          http://www.eproxyvote.com/mny

     To submit your proxy by telephone:

     o Using a touch-tone telephone, U.S. and Canadian shareholders may dial 1-877-779-8683. From outside the U.S. and Canada, shareholders may dial 001-201-536-8073. Both telephone numbers can be called 24 hours a day, 7 days a week.

If you choose to submit your proxy over the Internet or by telephone, there is no need for you to mail back your proxy card.

Also, if you have any questions or need assistance in voting, U.S. and Canadian shareholders please call 1-800-949-2583. Shareholders calling from outside the U.S. and Canada please call collect 001-212-269-5550.

                  Your vote is important. Thank you for voting.

[LOGO]  THE MONY GROUP


c/o First Chicago Trust Company
A Division of EquiServe
PO Box 8222
Edison, NJ 08818-8222
================================================================================

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders on May 26, 1999

Thomas J. Conklin, Richard E. Mulroy and John R. McFeely, or any of them individually and each of them with the power of substitution, are hereby appointed Proxies of the undersigned to vote all stock of The MONY Group Inc. owned on the record date by the undersigned at the Annual Meeting of Shareholders to be held at the Sheraton New York Hotel and Towers, 811 Seventh Avenue (between 52nd and 53rd Streets), Royal Ballroom A-2nd Floor, New York City, at 11:00 a.m., local time, on Wednesday, May 26, 1999, or any adjournment thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

ELECTION OF DIRECTORS: NOMINEES:

01. Claude M. Ballard  02. G. Robert Durham    03. James L. Johnson    04. Kenneth M. Levine  05. John R. Meyer

(Shares cannot be voted unless this proxy form is signed and returned, the proxy is submitted by telephone or over the Internet, the shares are voted in person, or other arrangements are made to have the shares represented at the meeting.)

COMMENTS/CHANGE OF ADDRESS (Please mark the box on the reverse side.)

________________________________________________________________________________

________________________________________________________________________________



                              FOLD AND DETACH HERE

                               THE MONY GROUP INC.
                         Annual Meeting of Shareholders
                             Wednesday, May 26, 1999
                                   11:00 a.m.
                       Sheraton New York Hotel and Towers
               811 Seventh Avenue (between 52nd and 53rd Streets)
                           Royal Ballroom A-2nd Floor
                            New York, New York 10019